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                                                                      EXHIBIT 99

Investor Contact:                                        Media Contact:
Michael Bolcerek                                         Kimberly Strop
(650) 549-2000                                           (650) 549-2194
mbolcerek@liquidaudio.com                                kstrop@liquidaudio.com

                                                      FOR IMMEDIATE RELEASE

                   Liquid Audio Adopts Stockholder Rights Plan

REDWOOD CITY, Calif. (Aug. 7, 2001)-Liquid Audio, Inc. (NASDAQ: LQID), a leading provider of software, infrastructure and services for the secure digital delivery of media over the Internet, announced today that its board of directors has adopted a Stockholder Rights Plan. Under the plan, Liquid Audio will issue a dividend of one right for each share of common stock, par value of $0.001 per share, of the company held by stockholders of record as of the close of business on August 27, 2001. The plan is designed to assure stockholders fair value in the event of a future unsolicited business combination or similar transaction involving the company. Liquid Audio added that the plan was not adopted in response to any attempt to acquire the company.

Each right will initially entitle stockholders to purchase a fractional share of the company's preferred stock for $17. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. Upon certain other events, unless redeemed for $0.001 per right, the rights will become exercisable by holders, other than rights held by an unsolicited third party acquirer, for shares of the company or of the third party acquirer having a value of twice the right's then-current exercise price. Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.

Liquid Audio, Inc. is a leading provider of software, infrastructure and services for the secure digital delivery of media over the Internet. The Liquid Audio solution gives content owners, Web sites and companies the ability to publish, syndicate and securely sell digital media online with copy protection and copyright management. Using the Liquid(TM) Player software, available for free download at www.liquidaudio.com, consumers can preview and purchase downloadable music from hundreds of affiliate Web sites in the Liquid Music Network(SM). Traded on Nasdaq under the symbol LQID, Liquid Audio is located in Redwood City, Calif.

        Liquid, Liquid Audio and the Liquid Audio logo are trademarks of
                               Liquid Audio, Inc.

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